EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Energy Agrees to Sell Interest in Freeport LNG Development, L.P.

Houston, Texas – April 22, 2010 – Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) announced today that it has agreed to sell its 30 percent limited partner interest in Freeport LNG Development L.P. to Zachry American Infrastructure, LLC, an independent member of the Zachry group of companies, located in San Antonio, Texas, and Hastings Funds Management (USA), Inc., a wholly owned subsidiary of Westpac Banking Corporation, acting on behalf of various institutional investors.

The net proceeds of approximately $104 million will be used to pay down a portion of the $400 million, 9.75% term loan held by a Cheniere subsidiary. This transaction is in-line with Cheniere’s financial strategy of improving its capital structure and reducing debt.

The transaction is expected to close in the second quarter of 2010 subject to meeting conditions precedent including satisfactory completion of due diligence and regulatory approvals.  Sagent Advisors, Inc. is providing certain financial advisory services to Cheniere in connection with the transaction.

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG receiving terminal and Creole Trail pipeline in Louisiana.  Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG receiving terminal. Cheniere is also the founder and holds a 30% limited partner interest in another LNG receiving terminal. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.

For additional information, please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal and pipeline businesses. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.  Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Christina Cavarretta, 713-375-5100
Media: Diane Haggard, 713-375-5259